Exhibit 99.2

300 NORTH LASALLE
SUITE 5300
CHICAGO, ILLINOIS 60654

T 312.589.3001
F 312.589.3002

Board of Directors

Interval Leisure Group, Inc.

6262 Sunset Drive

Miami, Florida 33143

January 25, 2016

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated October 27, 2015, to the Board of Directors of Interval Leisure Group, Inc. (“ILG”) as Annex A to, and to the reference thereto under the headings “Summary—Opinion of Financial Advisor to ILG”, “The Transactions—Background of the Merger”, “The Transactions— ILG’s Reasons for the Merger” and “The Transactions—Opinion of ILG’s Financial Advisor” in, the proxy statement/prospectus relating to the proposed transaction involving ILG and Starwood Hotels & Resorts Worldwide, Inc., which proxy statement/prospectus forms a part of the Registration Statement on Amendment No. 1 to the Form S-4 of ILG.

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

MOELIS & COMPANY LLC

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